Exhibit 2.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2020, ArcelorMittal (“ArcelorMittal,” the “Company,” “we,” “us,” and “our”) had the following securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Table	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
I	Ordinary Shares	MT	New York Stock Exchange
II	5.50% Mandatorily Convertible Subordinated Notes Due 2023 NYSE: MTCN	MTCN	New York Stock Exchange
I. Ordinary Shares
This summary of the general terms and provisions of our Ordinary Shares does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Association (the “Articles of Association”), which is incorporated herein by reference to Exhibit 1.1 Amended and Restated Articles of Association of ArcelorMittal, dated June 13, 2020.
As of December 31, 2020, the Company’s issued share capital was $393 million represented by 1,102,809,772 ordinary shares without nominal value.
Form and transfer of shares
The shares of ArcelorMittal are issued in registered form only and are freely transferable. There are no restrictions on the rights of Luxembourg or non-Luxembourg residents to own ArcelorMittal shares.
Under Luxembourg law, the ownership of registered shares is evidenced by the inscription of the name of the shareholder and the number of shares held by such shareholder in the shareholders’ register. Each transfer of shares is made by a written declaration of transfer recorded in the shareholders’ register of ArcelorMittal, dated and signed by the transferor and the transferee or by their duly appointed agent. ArcelorMittal may accept and enter into its shareholders’ register any transfer based on an agreement between the transferor and the transferee provided a true and complete copy of the agreement is provided to ArcelorMittal.
The Articles of Association provide that shares may be held through a securities settlement (clearing) system or a professional depositary of securities. Shares held in this manner have the same rights and obligations as the registered shares. Shares held through a securities settlement system or a professional depositary of securities may be transferred in accordance with customary procedures for the transfer of securities in book-entry form.
The ArcelorMittal ordinary shares may be held in registered form on the Company’s register only. Registered shares are fully fungible and may consist of:

a.	ArcelorMittal Registry Shares, which are registered directly on ArcelorMittal’s Luxembourg shareholder register,
b.	shares traded on Euronext Amsterdam, Euronext Paris, the regulated market of the Luxembourg Stock Exchange and the Spanish Stock Exchanges, which are held in Euroclear, or
c.	shares traded on the NYSE (the "New York Registry Shares"), which are registered (including in the name of the nominee of DTC) in a New York Share Register kept on behalf of ArcelorMittal by Citibank, N.A., its New York transfer agent.
Since March 2009, ArcelorMittal has used the services of BNP Paribas Securities Services to assist it with certain administrative tasks relating to the day-to-day administrative management of the shareholders’ register. The Company maintains a New York Share Register with Citibank, N.A. (located at 388 Greenwich Street, New York, New York 10013) for its New York Registry Shares that trade on the NYSE with underlying positions held in Euroclear. As of December 31, 2020, 72,967,704 shares (or approximately 6.62% of ArcelorMittal's total issued shares) were New York Registry Shares.
The law of April 6, 2013 concerning dematerialized securities allows Luxembourg issuers to opt for the full dematerialization of shares. The extraordinary general meeting of ArcelorMittal shareholders held on May 10, 2017 authorized and empowered the Board of Directors to give effect to such dematerialization and to determine its effective date, following which new shares in the Company may only be issued in dematerialized form (the “Effective Date”). Notice of the compulsory dematerialization will be given in accordance with Article 6.9 (i) of the Company’s Articles of Association. As from the Effective Date, shareholders would be required to hold their shares in a securities account at a bank or other financial intermediary, which would in turn hold the shares via an account with a securities depository such as Clearstream or Euroclear. Dematerialized securities would be solely represented by account entries with the securities depositary and would therefore exist only in electronic form. It would then no longer be possible for shareholders to hold shares through a direct, nominative registration in the Company’s register of shareholders as is currently the case. As of December 31, 2020, notice of the Effective Date has not been given.
Dividends
Except for shares held in treasury by the Company, each ArcelorMittal share is entitled to participate equally in dividends if and when declared out of funds legally available for such purposes. The Articles of Association provide that the annual ordinary general meeting of shareholders may declare a dividend and that the Board of Directors may declare interim dividends within the limits set by Luxembourg law.
Declared and unpaid dividends held by ArcelorMittal for the account of its shareholders do not bear interest. Under Luxembourg law, claims for dividends lapse in favor of ArcelorMittal five years after the date on which the dividends have been declared.
Voting and Information Rights
There are no restrictions on the rights of Luxembourg or non-Luxembourg residents to vote ArcelorMittal shares. Each share entitles the shareholder to attend a general meeting of shareholders in person or by proxy, to address the general meeting of shareholders and to vote. Each share entitles the holder to one vote at the general meeting of shareholders. There is no minimum shareholding (beyond owning a single share or representing the owner of a single share) required to be able to attend or vote at a general meeting of shareholders.
Directors of ArcelorMittal are elected for three-year terms in staggered intervals.

The voting and information rights of ArcelorMittal’s shareholders have been further expanded since the entry into force of the amended shareholders’ rights law of August 24, 2019 implementing into Luxembourg law Directive (EU) 2017/828 of the European Parliament and of the Council of May 17, 2017 (the “Shareholders’ Rights Law”).
Issuance of shares
The issuance of shares by ArcelorMittal requires either an amendment of the Articles of Association approved by an extraordinary general meeting of shareholders or a decision of the Board of Directors that is within the limits of the authorized share capital set out in the Articles of Association. In the latter case, the Board of Directors may determine the conditions for the issuance of shares, including the consideration (cash or in kind) payable for such shares.
The EGM may not validly deliberate unless at least half of the share capital is present or represented upon the first call. If the quorum is not met, the meeting may be reconvened. The second meeting will be held regardless of the proportion of share capital represented. At both meetings, resolutions, in order to be adopted, must be carried by at least two-thirds of the votes cast.
The EGM of ArcelorMittal shareholders held on May 16, 2018 approved the change of the currency of the share capital of the Company from euro into U.S. dollar (the “Change of Currency”) based on the EUR/USD exchange rate of 1.1883 published by the European Central Bank at about 4 pm CET on May 15, 2018, the day preceding the EGM. As a result, the issued share capital amounted to $364 million represented by 1,021,903,623 ordinary shares fully paid without nominal value. The Company’s authorized share capital, including the issued share capital, amounted to $411 million represented by 1,151,576,921 ordinary shares without nominal value.
Articles 5.1, 5.2 and the second paragraph of article 17 of the Articles of Association of the Company have been amended to reflect the Change of Currency. Such amendments to the Articles of Association were filed with the Luxembourg Register of Commerce and Companies on May 31, 2018.
On May 14, 2020, the Company issued 80,906,149 ordinary shares at a price of $9.27 per share as a result of which the Company’s issued share capital was increased to $393 million represented by 1,102,809,772 ordinary shares without nominal value (the “Share Capital Increase”).
Article 5.1 of the Articles of Association of the Company has been amended to reflect the Share Capital Increase. Such amendment to the Articles of Association of the Company was filed with the Luxembourg Register of Commerce and Companies on June 8, 2020.
The extraordinary general meeting of ArcelorMittal shareholders held on June 13, 2020 (i) approved an increase of the Company’s authorized share capital to $485 million represented by 1,361,418,599 ordinary shares without nominal value and (ii) authorized the Board of Directors, during a period of five years from the date of the extraordinary general meeting, a) to issue additional ordinary shares in the Company within the limit of the authorized share capital and b) to limit or suspend the preferential subscription rights of existing shareholders in the event of any increase in the issued share capital up to and including the share capital (the “Authorised Share Capital Increase”).
Articles 5.2 and 5.5 of the Articles of Association of the Company have been amended to reflect the Authorised Share Capital Increase. Such amendments to the Articles of Association of the Company were filed with the Luxembourg Register of Commerce and Companies on June 17, 2020.
Capital reduction
The Articles of Association provide that the issued share capital of ArcelorMittal may be reduced subject to the approval of at least two-thirds of the votes cast at an extraordinary general meeting of shareholders where, at first call, at least 50% of the issued share capital is required to be represented, with no quorum being required at a reconvened meeting.

Repurchase of shares
ArcelorMittal is prohibited by Luxembourg law from subscribing for its own shares. ArcelorMittal may, however, repurchase its own shares or have another person repurchase shares on its behalf, subject to certain conditions, including:

•	a prior authorization of the general meeting of shareholders setting out the terms and conditions of the proposed repurchase, including the maximum number of shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed five years) and the minimum and maximum consideration per share;
•	the repurchase may not reduce the net assets of ArcelorMittal on a non-consolidated basis to a level below the aggregate of the issued share capital and the reserves that ArcelorMittal must maintain pursuant to Luxembourg law or its Articles of Association;
•	only fully paid-up shares may be repurchased. At December 31, 2020, all of ArcelorMittal’s issued ordinary shares were fully paid-up; and
•	the acquisition offer is made on the same terms and conditions to all the shareholders who are in the same position, it being noted however that listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to the shareholders.
In addition, Luxembourg law allows the Board of Directors to approve the repurchase of ArcelorMittal shares without the prior approval of the general meeting of shareholders if necessary to prevent serious and imminent harm to ArcelorMittal. In such a case, the next general meeting of shareholders must be informed by the Board of Directors of the reasons for and the purpose of the acquisitions made, the number and nominal values, or in the absence thereof, the accounting par value of the shares acquired, the proportion of the issued share capital that they represent, and the consideration paid for them.
The general meeting of shareholders held on June 13, 2020 (the “General Meeting”) decided (a) to cancel with effect as of the date of the General Meeting the authorization granted to the Board of Directors by the general meeting of shareholders held on May 5, 2015 with respect to the share buy-back program, and (b) to authorize, effective immediately after the General Meeting, the Board of Directors, with the option to delegate to the corporate bodies of the other companies in the ArcelorMittal group in accordance with the Luxembourg law of August 10, 1915 on commercial companies, as amended (the “Law”), to acquire and sell shares in the Company in accordance with the Law and any other applicable laws and regulations, including but not limited to entering into off-market and over-the-counter transactions and to acquire shares in the Company through derivative financial instruments.
Any acquisitions, disposals, exchanges, contributions or transfers of shares by the Company or other companies in the ArcelorMittal group must be in accordance with Luxembourg laws transposing Directive 2003/6/EC regarding insider dealing and market manipulation as repealed and replaced by Regulation (EU) No. 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse and Commission Delegated Regulation (EU) No. 2016/1052 of March 8, 2016 with regard to regulatory technical standards for the conditions applicable to buy-back programs and stabilization measures.
Such transactions may be carried out at any time, including during a tender offer period, subject to applicable laws and regulations including Section 10(b) and Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated under the Exchange Act.
The authorization is valid for a period of five years, i.e., until the annual general meeting of shareholders to be held in 2025, or until the date of its renewal by a resolution of the general meeting of shareholders if such renewal date is prior to the expiration of the five-year period.
The maximum number of shares that may be acquired is the maximum allowed by the Law (as defined above) in such manner that the accounting par value of the Company’s shares held by the Company does not in any event exceed 10% of the Company’s issued share capital. The maximum number of own shares that the Company may hold at any time directly or indirectly may not have the effect of reducing its net assets (“actif net”) below the amount mentioned in paragraphs 1 and 2 of Article 461-2 of the Law. The purchase price per share to be paid shall not exceed 110% of the average of the final listing prices of the 30 trading days preceding the three trading days prior to each date of repurchase, and shall not be less than one euro cent. The final listing prices are those on the Euronext markets where the Company is listed or the Luxembourg Stock Exchange, depending on the market on which the purchases are made. For off-market transactions, the maximum purchase price shall be 110% of the reference price on the Euronext markets where the Company is listed. The reference price will be deemed to be the average of the final listing prices per share on these markets during 30 consecutive days on which these markets are open for trading preceding the three trading days prior to the date of purchase. In the event of a share capital increase by incorporation of reserves or issue premiums and the free allotment of shares as well as in the event of the division or regrouping of the shares, the purchase price indicated above shall be adjusted by a multiplying coefficient equal to the ratio between the number of shares comprising the issued share capital prior to the transaction and such number following the transaction. The total amount allocated for the Company’s share repurchase program may not in any event exceed the amount of the Company’s then available equity.
Preemptive Rights
Unless limited or cancelled by the Board of Directors as described below or by an extraordinary general meeting of shareholders, holders of ArcelorMittal shares have a pro rata preemptive right to subscribe for newly issued shares, except for shares issued for consideration other than cash (i.e., in kind).
The Articles of Association provide that preemptive rights may be limited or cancelled by the Board of Directors in the event of an increase in the Company’s issued share capital until the date being five years from the date of publication via the online platform (Recueil électronique des sociétés et associations), of the relevant meeting minutes, which publication occurred on June 17, 2020 with respect to the minutes of the extraordinary general meeting of shareholders held on June 13, 2020. This power of the Board of Directors may be renewed from time to time by an extraordinary general meeting of shareholders for subsequent periods not to exceed five years each.
Liquidation
In the event of the liquidation, dissolution or winding-up of ArcelorMittal, the assets remaining after allowing for the payment of all liabilities will be paid out to the shareholders pro rata to their respective shareholdings. The decision to liquidate, dissolve or wind-up requires the approval of at least two-thirds of the votes cast at a general meeting of shareholders where at first call at least 50% of the share capital is represented, with no quorum being required at a reconvened meeting. Irrespective of whether the liquidation is subject to a vote at the first or a subsequent general meeting of shareholders, it requires the approval of at least two-thirds of the votes cast at the general meeting of shareholders.
Amendment of the Articles of Association
Any amendments to the Articles of Association must be approved by an extraordinary general meeting of shareholders held in the presence of a Luxembourg notary, followed by the publications required by Luxembourg law.
In order to be adopted, amendments of the Articles of Association relating to the size and the requisite minimum number of independent and non-executive directors of the Board of Directors, the composition of the Audit & Risk Committee, and the nomination rights to the Board of Directors of the Significant Shareholder require a majority of votes representing two-thirds of the voting rights attached to the shares in ArcelorMittal. The same majority rule would apply to amendments of the provisions of the Articles of Association that set out the foregoing rule.
Merger and division

A merger whereby the Luxembourg company being acquired transfers to an existing or newly incorporated Luxembourg company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, and a division whereby a company (the company being divided) transfers all its assets and liabilities to two or more existing or newly incorporated companies in exchange for the issuance of shares in the beneficiary companies to the shareholders of the company being divided or to such company, and certain similar restructurings must be approved by an extraordinary general meeting of shareholders of the relevant companies held in the presence of a notary. These transactions require the approval of at least two-thirds of the votes cast at a general meeting of shareholders of each of the companies where at least 50% of the share capital is represented upon first call, with no such quorum being required at a reconvened meeting.
Mandatory bid—squeeze-out right—sell-out right
Mandatory bid. The Luxembourg law of May 19, 2006 implementing Directive 2004/25/EC of the European Parliament and the Council of April 21, 2004 on takeover bids ( the “Takeover Law”), provides that, if a person acting alone or in concert acquires securities of ArcelorMittal which, when added to any existing holdings of ArcelorMittal securities, give such person voting rights representing at least one third of all of the voting rights attached to the issued shares in ArcelorMittal, this person is obliged to make an offer for the remaining shares in ArcelorMittal. In a mandatory bid situation the “fair price” is in principle considered to be the highest price paid by the offeror or a person acting in concert with the offeror for the securities during the 12–month period preceding the mandatory bid.
ArcelorMittal’s Articles of Association provide that any person who acquires shares giving them 25% or more of the total voting rights of ArcelorMittal must make or cause to be made, in each country where ArcelorMittal’s securities are admitted to trading on a regulated or other market and in each of the countries in which ArcelorMittal has made a public offering of its shares, an unconditional public offer of acquisition for cash to all shareholders for all of their shares and also to all holders of securities giving access to capital or linked to capital or whose rights are dependent on the profits of ArcelorMittal. The price offered must be fair and equitable and must be based on a report drawn up by a leading international financial institution or other internationally recognized expert.
Squeeze-out right. The Takeover Law provides that, when an offer (mandatory or voluntary) is made to all of the holders of voting securities of ArcelorMittal and after such offer the offeror holds at least 95% of the securities carrying voting rights and 95% of the voting rights, the offeror may require the holders of the remaining securities to sell those securities (of the same class) to the offeror. The price offered for such securities must be a fair price. The price offered in a voluntary offer would be considered a fair price in the squeeze-out proceedings if the offeror acquired at least 90% of the ArcelorMittal shares carrying voting rights that were the subject of the offer. The price paid in a mandatory offer is deemed a fair price. The consideration paid in the squeeze-out proceedings must take the same form as the consideration offered in the offer or consist solely of cash. Moreover, an all-cash option must be offered to the remaining ArcelorMittal shareholders. Finally, the right to initiate squeeze-out proceedings must be exercised within three months following the expiration of the offer.
Sell-out right. The Takeover Law provides that, when an offer (mandatory or voluntary) is made to all of the holders of voting securities of ArcelorMittal and if after such offer the offeror holds securities carrying more than 90% of the voting rights, the remaining security holders may require that the offeror purchase the remaining securities of the same class. The price offered in a voluntary offer would be considered “fair” in the sell-out proceedings if the offeror acquired at least 90% of the ArcelorMittal shares carrying voting rights and which were the subject of the offer. The price paid in a mandatory offer is deemed a fair price. The consideration paid in the sell-out proceedings must take the same form as the consideration offered in the offer or consist solely of cash. Moreover, an all-cash option must be offered to the remaining ArcelorMittal shareholders. Finally, the right to initiate sell-out proceedings must be exercised within three months following the expiration of the offer.
Disclosure of significant ownership in ArcelorMittal shares

Holders of ArcelorMittal shares and derivatives or other financial instruments linked to ArcelorMittal shares may be subject to the notification obligations of the Luxembourg law of January 11, 2008, as last amended by the law dated May 10, 2016, on transparency requirements regarding information about issuers whose securities are admitted to trading on a regulated market (the "Transparency Law"). The following description summarizes these obligations. ArcelorMittal shareholders are advised to consult with their own legal advisers to determine whether the notification obligations apply to them.
The Transparency Law provides that, if a person acquires or disposes of a shareholding in ArcelorMittal, and if following the acquisition or disposal the proportion of voting rights held by the person reaches, exceeds or falls below one of the thresholds of 5%, 10%, 15%, 20%, 25%, one-third, 50% or two-thirds of the total voting rights existing when the situation giving rise to a declaration occurs, the relevant person must simultaneously notify ArcelorMittal and the CSSF (the Luxembourg securities regulator) of the proportion of voting rights held by it further to such event within four Luxembourg Stock Exchange trading days of the day of execution of the transaction triggering the threshold crossing.
A person must also notify ArcelorMittal of the proportion of his or her voting rights if that proportion reaches, exceeds or falls below the above-mentioned thresholds as a result of events changing the breakdown of voting rights.
The above notification obligations also apply to persons who directly or indirectly hold financial instruments linked to ArcelorMittal shares. Pursuant to article 12 a. of the Transparency Law, persons who hold ArcelorMittal shares and financial instruments linked to ArcelorMittal shares must aggregate their holding.
ArcelorMittal's Articles of Association also provide that the above disclosure obligations also apply to:

•	any acquisition or disposal of shares resulting in the threshold of 2.5% of voting rights in ArcelorMittal being crossed upwards or downwards,
•	any acquisition or disposal of shares resulting in the threshold of 3.0% of voting rights in ArcelorMittal being crossed upwards or downwards, and
•	with respect to any shareholder holding at least 3.0% of the voting rights in ArcelorMittal, to any acquisition or disposal of shares resulting in successive thresholds of 1.0% of voting rights being crossed upwards or downwards.
Pursuant to the Articles of Association, any person who acquires shares giving him or her 5% or more or a multiple of 5% or more of the voting rights must inform ArcelorMittal within 10 Luxembourg Stock Exchange trading days following the date on which the threshold was crossed by registered letter with return receipt requested as to whether he or she intends to acquire or dispose of shares in ArcelorMittal within the next 12 months or intends to seek to obtain control over ArcelorMittal or to appoint a member to ArcelorMittal's Board of Directors.
The sanction of suspension of voting rights automatically applies, subject to limited exceptions set out in the Transparency Law as amended from time to time, to any shareholder (or group of shareholders) who has (or have) crossed the thresholds set out in article 7 of the Articles of Association and articles 8 to 15 of the Luxembourg law of 11 January 2008 on the transparency requirements regarding issuers of securities (the “Transparency Law”) but have not notified the Company accordingly. The sanction of suspension of voting rights will apply until such time as the notification has been properly made by the relevant shareholder(s).
For the purposes of calculating the percentage of a shareholder's voting rights in ArcelorMittal, the following are taken into account:

•	voting rights held by a third party with whom that person or entity has concluded an agreement and which obliges them to adopt, by concerted exercise of the voting rights they hold, a lasting common policy towards ArcelorMittal;
•	voting rights held by a third party under an agreement concluded with that person or entity providing for the temporary transfer for consideration of the voting rights in question;
•	voting rights attaching to shares pledged as collateral with that person or entity, provided the person or entity controls the voting rights and declares its intention to exercise them;
•	voting rights attaching to shares in which a person or entity holds a life interest;
•	voting rights which are held or may be exercised within the meaning of the four foregoing points by an undertaking controlled by that person or entity;
•	voting rights attaching to shares deposited with that person or entity which the person or entity may exercise at its discretion in the absence of specific instructions from the shareholders;
•	voting rights held by a third party in its own name on behalf of that person or entity; and
•	voting rights which that person or entity may exercise as a proxy where the person or entity may exercise the voting rights in its sole discretion.
In addition, the Articles of Association provide that, for the purposes of calculating a person's voting rights in ArcelorMittal, the voting rights attached to shares underlying any other financial instruments owned by that person (such as convertible notes) must be taken into account for purposes of the calculation described above.
Identification of shareholders
Pursuant to the Shareholders’ Rights Law, listed companies have the ability to identify their shareholders and ultimately improve communication between them and their shareholders. Intermediaries, including those in third countries, are required to provide the Company with information to enable the identification of shareholders. Intermediaries in-scope of the Shareholders’ Rights Law are investment firms, credit institutions and central securities depositories which provide share safekeeping or administration of securities accounts or maintenance services to shareholders or other persons. Third country in-scope intermediaries are those which provide these services to shareholders or other intermediaries with respect to shares in the Company and are located outside of the European Union.
II. $1,250,000,000 5.50% Mandatorily Convertible Subordinated Notes Due 2023
This summary of the general terms and provisions of our $1,250,000,000 5.50% Mandatorily Convertible Subordinated Notes Due 2023 (the “Notes”) does not purport to be complete and is subject to and qualified in its entirety by reference to all of the definitions and provisions of the base indenture dated as of January 16, 2013 among the Company, Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, as supplemented by a supplemental indenture entered into with respect to the Notes on May 18, 2020 (available at: https://www.sec.gov/Archives/edgar/data/1243429/000119312520145005/d905093dex41.htm). The base indenture (the “Base Indenture”, which is available at https://www.sec.gov/Archives/edgar/data/1243429/000119312513014545/d469451dex41.htm), as supplemented by such supplemental indenture (the “Supplemental Indenture”), is referred to collectively as the “Indenture.” The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes were offered pursuant to a prospectus supplement dated May 11, 2020 (the “Prospectus Supplement”) to a base prospectus dated March 2, 2018 (the “Base Prospectus”).

Principal and Denomination
As of December 31, 2020, $1,003,247,700 aggregate principal amount of the Notes were outstanding, which corresponds to 40,129,908 Notes. The Notes were issued at an issue price of $25 per Note and in denominations of $25 principal amount and integral multiples thereof.
Ranking
The obligations of the Company under the Notes constitute direct, unsecured and subordinated obligations and will rank at all times pari passu without any preference or priority among themselves and will (subject to such exceptions as are from time to time mandatory under Luxembourg law) rank (a) in priority only to the rights and claims against the Company of the holders of Junior Securities; (b) pari passu with the rights and claims against the Company of the holders of any Parity Securities; and (c) junior to the rights and claims against the Company of the Company’s Senior Creditors.
No security of whatever kind securing the obligations of the Company under the Notes is, or will at any time be, provided by the Company or any other person to the holders. The Notes do not benefit from a negative pledge covenant.
No holder may set off any claims arising under the Notes against any claims that the Company may have against it. The Company may not set off any claims it may have against any holder against any of its obligations under the Notes.
“Senior Creditors” means all of the Company’s:

(i)	unsubordinated obligations;
(ii)	subordinated obligations except for Parity Securities and Junior Securities; and
(iii)	subordinated obligations required to be preferred by law.
“Junior Securities” means (i) the new or existing ordinary shares (with no par value) of the Company (the “Shares”), (ii) any other shares of any class of the Company (if any) ranking pari passu among themselves and pari passu with the Shares, (iii) any other securities or other instruments issued directly by the Company and which rank or are expressed to rank junior to the Company’s obligations under the Notes or (iv) any guarantees or support agreements entered into by the Company which (x) rank or are expressed to rank junior to the Company’s obligations under the Notes and (y) benefit the terms of any other securities or other instruments issued by any Subsidiary of the Company.
“Parity Securities” means (i) any securities or other instruments issued directly by the Company and which rank or are expressed to rank pari passu with the Company’s obligations under the Notes or (ii) any guarantees or support agreements entered into by the Company which (x) rank or are expressed to rank pari passu with the Company’s obligations under the Notes and (y) benefit the terms of any other securities or other instruments issued by any Subsidiary of the Company.
As of December 31, 2020, there were no Parity Securities, and the only Junior Securities were the Shares.
Investors should be aware that there are currently no limitations on the Company’s ability to issue or guarantee indebtedness that would constitute claims of “Senior Creditors.”

Interest
Interest Rate
The Notes bear interest from the most recent date on which interest has been paid or, if none, May 18, 2020 (the “Issue Date”) at a rate of 5.50% per annum on the stated principal amount, payable quarterly in arrears on each February 18, May 18, August 18 and November 18 in each year (each, an “Interest Payment Date”) commencing on August 18, 2020, subject to deferral as described below. The regular record dates for the payment of interest are February 3, in the case of the February 18 Interest Payment Date, May 3, in the case of the May 18 Interest Payment Date, August 3, in the case of the August 18 Interest Payment Date, and November 3, in the case of the November 18 Interest Payment Date.
Interest is calculated on the basis of a 360-day year of twelve 30-day months.
Except as otherwise provided herein, in the event of a voluntary early conversion with respect to a Note prior to maturity by the holder other than during a Special Voluntary Conversion Period (as defined under “Voluntary Conversion upon the Occurrence of a Relevant Event”) such Note will cease to bear interest from, and including, the Interest Payment Date immediately preceding the relevant Conversion Date or, if the Conversion Date occurs prior to the first Interest Payment Date, the Issue Date.
Optional Deferral of Interest Payments
Interest is due and payable on each Interest Payment Date unless the Company elects not to pay such interest on such Interest Payment Date (which it may elect to do on any Interest Payment Date unless such Interest Payment Date is a Mandatory Interest Payment Date). Any such election not to pay interest will not constitute a default of the Company, an Enforcement Event or any other breach of obligations under the Indenture or the Notes or for any other purpose. If the Company elects not to pay the interest on an Interest Payment Date, the Company will notify the Agents and the holders in accordance with the Indenture not less than ten and not more than 15 Business Days prior to the relevant Interest Payment Date.
Any interest not paid because of such an election of the Company will constitute “Optionally Deferred Payments.” Optionally Deferred Payments will themselves bear interest at the same interest rate borne by the Notes (the “Additional Interest Amount”). Additional Interest Amounts will accrue from the Interest Payment Date on which such amounts were initially deferred, and will be compounded on subsequent Interest Payment Dates, quarterly, at the then-applicable interest rate on the Notes.
The nominal amount of any Optionally Deferred Payments together with any Additional Interest Amount will constitute “Optionally Outstanding Payments.”
The Company may pay outstanding Optionally Outstanding Payments (in whole but not in part) at any time upon giving not less than ten and not more than 15 Business Days’ notice to the holders in accordance with the Indenture (which notice will be irrevocable and will constitute an obligation of the Company to pay the relevant Optionally Outstanding Payments on the payment date specified in such notice). All outstanding Optionally Outstanding Payments will become due and payable (in whole but not in part) on any Mandatory Interest Payment Date.
Taxation; Additional Amounts
All payments of principal of, premium (if any), interest and any other payment or delivery on the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by any jurisdiction in which the Company is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Company or any successor entity, as the case may be, will make such deduction or withholding, will make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required by the Relevant Jurisdiction, except that no Additional Amounts will be payable:

(a)	for or on account of:
	(i)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:
		(A)	the existence of any present or former connection between the holder or beneficial owner of such Note, as the case may be, and the Relevant Jurisdiction including, without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such Note or the receipt of payments thereunder;
		(B)	the presentation of such Note (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;
		(C)	the failure of the holder or beneficial owner to comply with a timely request of us or any successor entity addressed to the holder or beneficial owner, as the case may be, to provide information, documentation and certification concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would under applicable law, regulation or administrative practice have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or
		(D)	the presentation of such Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;
	(ii)	any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

	(iii)	any withholding or deduction imposed or levied on a payment pursuant to the Luxembourg law of December 23, 2005 introducing a final withholding tax on certain savings income in the form of interest; or
	(iv)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii) and (iii); or
(b)	with respect to any payment of the principal of, or premium, if any, or interest on, such Note to a holder who is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the holder thereof.
Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note, such mention will be deemed to include payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
Mandatory Conversion
Mandatory Conversion on the Maturity Date
Unless converted, or purchased and cancelled, each $25 principal amount of Notes will be mandatorily converted on the Maturity Date into a number of Settlement Shares equal to the Relevant Conversion Ratio. Fractions of Settlement Shares for the aggregate number of converted Notes of a holder will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash. The number of Settlement Shares to be delivered to the relevant holder of the Notes will be determined as provided above by the Calculation Agent.
On the Maturity Date, the Company will, in addition, pay any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Maturity Date.
Where:
“Relevant Conversion Ratio” or “RelCR” means the arithmetic average (rounded to five decimal places with 0.000005 being rounded upwards) of the Daily Relevant Conversion Ratios on each Trading Day during the relevant Calculation Period (subject to adjustment until the Settlement Date as set out in “Conversion Ratio Adjustments”), all as determined by the Calculation Agent.
“Daily Relevant Conversion Ratio” means the conversion ratio calculated by the Calculation Agent for each Trading Day of the relevant Calculation Period as follows:

(i)	if the Adjusted Share Price on such Trading Day is less than or equal to the Minimum Conversion Price on such Trading Day, the Daily Relevant Conversion Ratio for such Trading Day will be equal to the Maximum Conversion Ratio on such Trading Day;

(ii)	if the Adjusted Share Price on such Trading Day is greater than or equal to the Maximum Conversion Price on such Trading Day, the Daily Relevant Conversion Ratio for such Trading Day will be equal to the Minimum Conversion Ratio on such Trading Day; and

(iii)
if the Adjusted Share Price on such Trading Day is greater than the Minimum Conversion Price on such Trading Day but less than the Maximum Conversion Price on such Trading Day, the Daily Relevant Conversion Ratio for such Trading Day will be equal to $25 divided by the Adjusted Share Price on such Trading Day, provided that if any Adjustment Date occurs after the first day, and on or before the last day, of the relevant Calculation Period, then the Daily Relevant Conversion Ratio on each Trading Day falling prior to such Adjustment Date will be adjusted by multiplying the result of the calculation performed in accordance with clauses (i), (ii) or (iii) above, as the case may be, in respect of such Trading Day by a fraction, the numerator of which is the Minimum Conversion Ratio as so adjusted and the denominator of which is the Minimum Conversion Ratio in effect immediately prior to such adjustment.
“Adjusted Share Price” means, in respect of any Trading Day, (i) the Share Price on such Trading Day, or (ii) if such Trading Day falls on or after the Ex-Date in respect of (a) any Adjustment Event but before the relevant Adjustment Date or (b) any other like event which Record Date falls on or after the Settlement Date, the Share Price on such Trading Day increased by an amount equal to the value as at the relevant Ex-Date (converted if necessary into U.S. dollars at the Prevailing Rate on such Ex-Date) of the relevant dividend, distribution or other entitlement per Share (as determined by (where the dividend, distribution or other entitlement per Share comprises solely cash) the Calculation Agent or (in any other case) an Independent Adviser).
Accelerated Mandatory Conversion
If an Accelerated Mandatory Conversion Event occurs prior to the 25th Scheduled Trading Day preceding the Maturity Date, the Company will give notice thereof to the holders, the trustee and the securities administrator in accordance with the Indenture without undue delay.
In this case, each $25 principal amount of Notes will be mandatorily converted on the Accelerated Mandatory Conversion Date into such number of Settlement Shares as is equal to the Maximum Conversion Ratio on the date on which the notice pursuant to this “Mandatory Conversion—Accelerated Mandatory Conversion” is published (subject to adjustment until the Settlement Date as set out in “Conversion Ratio Adjustments”). Fractions of Settlement Shares for the aggregate number of converted Notes of a holder will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash. The number of Settlement Shares to be delivered to the relevant holder of the Notes will be determined as provided above by the Calculation Agent.
On the Settlement Date, the Company will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date.

Where:
The “Make-whole Amount” or “M” per Note will be calculated by the Calculation Agent and will be equal to the approximate value of the embedded option right that has not yet been compensated for up to the

Settlement Date, calculated (and rounded to the nearest whole multiple of $0.01, with $0.005 being rounded upwards) pursuant to the following formula:

M	=	A ×	c
t
where:

•	A = $3.74;
•	c = the number of days from, and including, the relevant Settlement Date to, but excluding, the Maturity Date; and
•	t = the number of days from, and including, the Issue Date to, but excluding, the Maturity Date.
“Accelerated Mandatory Conversion Date” means the sixth Business Day following the date on which the notice pursuant to this “Mandatory Conversion—Accelerated Mandatory Conversion” is published.
An “Accelerated Mandatory Conversion Event” will occur if:

(i)	a Rating Event occurs;
(ii)	the Company fails to pay any amount or deliver any Shares under the Notes within 30 days from the relevant due date; or
(iii)	the Company fails duly to perform any other obligation arising under the terms of the Notes which failure is not capable of remedy or, if such failure is capable of remedy, such failure continues for more than 60 days following notice thereof to the Company by the trustee or the holders of 25% of the aggregate principal amount of outstanding Notes.
A “Rating Event” occurs if the corporate credit rating of the Company from each of Moody’s Investors Service Limited (“Moody’s”), Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Fitch Ratings (“Fitch”), or any of their respective successors (each a “Rating Agency”):

(i)	falls below B1 (in the case of Moody’s), BB- (in the case of S&P) and B+ (in the case of Fitch), as applicable, and the Company does not within a 30 day period subsequently receive a rating of B1/BB-/B+ (or higher), respectively, by at least one of the Rating Agencies; or
(ii)	is withdrawn by all of the Rating Agencies, and is not reinstated to a rating of B1/BB-/B+ (or higher), respectively, by at least one of the Rating Agencies within a 30 day period subsequent to such withdrawal.
If the rating designations employed by any Rating Agency are changed from that which is described above, the Company will determine, with the agreement of the Principal Conversion Agent, the new rating designations of such Rating Agency as are most equivalent to the prior rating designations of such Rating Agency.
Early Mandatory Conversion at the Option of the Company
Subject to a period of at least 30 days’ and not more than 60 days’ prior notice to the holders in accordance with the Indenture, the Company may, at any time during the Conversion Period, mandatorily convert the outstanding Notes, in whole but not in part, on the date of conversion fixed by the Company in the notice (the “Optional Mandatory Conversion Date”).
In this case, each $25 principal amount of Notes will be mandatorily converted on the Optional Mandatory Conversion Date into such number of Settlement Shares as is equal to the Maximum Conversion Ratio on the date on which the notice pursuant to this “Mandatory Conversion—Early Mandatory Conversion at the Option of the Company” is published (subject to adjustment until the Settlement Date as set out in “Conversion Ratio Adjustments”). Fractions of Settlement Shares for the aggregate number of converted Notes of a holder will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash. The number of Settlement Shares to be delivered to the relevant holder of the Notes will be determined as provided above by the Calculation Agent.
On the Settlement Date, the Company will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date.
Initial Non-conversion Period
Notwithstanding any other provision described herein, the Notes were not convertible under any circumstances prior to July 28, 2020.
Voluntary Conversion
Voluntary Conversion at the Option of the Holder
Each holder has the right (the “Voluntary Conversion Right”) to convert each of its Notes in whole or in part in accordance with the provisions described in this “Voluntary Conversion at the Option of the Holder” and in “Conversion Procedures—Voluntary Conversion Procedures” below on any Business Day during the Conversion Period.
In the event a holder exercises its Voluntary Conversion Right, the number of Settlement Shares to be issued and delivered by the Company per $25 principal amount of Notes upon conversion will be equal to the Minimum Conversion Ratio on the Voluntary Conversion Date (subject to adjustment until the Settlement Date as set out in “Conversion Ratio Adjustments”). Fractions of Settlement Shares for the aggregate number of Notes delivered by a holder for conversion will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash. The number of Settlement Shares to be delivered to the relevant holder of the Notes will be determined as provided above by the Calculation Agent.
On the Settlement Date, the Company will, in addition, pay any Optionally Outstanding Payments in respect of the Notes being converted. Accrued and unpaid interest from, and including, the preceding Interest Payment Date, if any, to, but excluding, the conversion date will be deemed to have been paid in full rather than canceled, extinguished or forfeited.
The Voluntary Conversion Right may not be exercised by a holder if such holder has terminated its Notes in accordance with “Termination Rights of the Holders.”
No holder may exercise its Voluntary Conversion Right during any Excluded Period.
Notwithstanding anything to the contrary herein, if a holder submits a Conversion Notice (or, in the case of a conversion of a beneficial interest in a Global Note initiated by the holder), the Company shall have the right within one Business Day to issue a notice of mandatory conversion for all outstanding Notes, in whole but not in part. In that case, all outstanding Notes (including such Notes submitted for voluntary conversion) will be converted into Settlement Shares at the Maximum Conversion Ratio, and the Company will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest, all as described under “Mandatory Conversion—Early Mandatory Conversion at the Option of the Company.”
In addition, and notwithstanding anything to the contrary herein, if the Company delivers a notice of mandatory conversion as described under “Mandatory Conversion—Accelerated Mandatory Conversion” or “Mandatory Conversion—Early Mandatory Conversion at the Option of the Company,” no holder may convert its Notes pursuant to the Voluntary Conversion Right.
If the Conversion Notice is submitted by a holder during a Special Voluntary Conversion Period, it will be considered as an exercise of a voluntary conversion pursuant to the provisions described under “Voluntary Conversion upon the Occurrence of a Relevant Event” below.
Voluntary Conversion upon the Occurrence of a Relevant Event
If a Relevant Event occurs prior to the 25th Scheduled Trading Day preceding the Maturity Date, the Company will give notice to the holders, the trustee and the securities administrator in accordance with the Indenture as soon as practicable after becoming aware thereof.
Each holder who exercises its Voluntary Conversion Right during a Special Voluntary Conversion Period has the right to convert its Notes in whole or in part into Settlement Shares at the Relevant Event Conversion Ratio, as described below.
In the event of a voluntary conversion during the Special Voluntary Conversion Period, the number of Settlement Shares to be issued and delivered by the Company per $25 principal amount of Notes upon conversion will be equal to the Relevant Event Conversion Ratio.
Fractions of Settlement Shares for the aggregate number of Notes delivered by a holder for conversion will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash.
The number of Settlement Shares to be delivered to the relevant holder of the Notes will be determined as provided above by the Calculation Agent.
In the event of a voluntary conversion during a Special Voluntary Conversion Period, on the Settlement Date, the Company will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date, in each case in respect of the Notes being converted.
The “Relevant Event Conversion Ratio” or “RelEvCR” will be determined by the Calculation Agent in accordance with the following formula:

ReIEvCR = RelCR + (MaxCR – RelCR) ×	c
t
where “c” means the number of days from, and including, the relevant Make-whole Reference Date to, but excluding, the Maturity Date, “t” has the meaning set forth in the definition of the term “Make-whole Amount” in “Mandatory Conversion—Accelerated Mandatory Conversion”, “MaxCR” means the Maximum Conversion Ratio on the last day of the relevant Calculation Period (subject to adjustment until the relevant Settlement Date as set out in “Conversion Ratio Adjustments”) and “RelCR” has the meaning set forth in “Certain Defined Terms.”
Otherwise the conditions set forth in “Voluntary Conversion—Voluntary Conversion at the Option of the Holder” apply.
For the purposes of this description:

“Special Voluntary Conversion Period” means the period from the occurrence of such Relevant Event to, and including, the date that is the earlier of (i) 20 Business Days after the occurrence of such Relevant Event (or, if later, the date that is 20 Business Days after the date on which notice of occurrence of the Relevant Event is given by the Company to the holders, the trustee and the securities administrator in accordance with the Indenture) and (ii) the last day of the Conversion Period.
“Relevant Event” means:

(i)	the occurrence of a Public Offer;
(ii)	the occurrence of a Change of Control;
(iii)	the public announcement by the Company of any transaction or event which resulted in a Free-Float Event or any agreement or understanding which would, if consummated, result in a Free-Float Event; or
(iv)	the public announcement by any member or affiliate of the Mittal Family of any tender or exchange offer which would, if consummated, result in a Free-Float Event, provided that any transaction or series of transactions including a transaction described in clause (ii) of the definition of “Change of Control” pursuant to which 90% or more of the consideration into which the Shares are converted or exchanged consists of securities that are listed on a United States national securities exchange will not constitute a Change of Control or Public Offer,
“Change of Control” means:

(i)	one or more individuals or corporate entities (other than the Mittal Family), acting alone or in concert, acquiring the control of the Company, with “control” meaning the holding (directly or indirectly via companies controlled by the relevant person(s)), of:
	(a)	the majority of the voting rights of the Shares; or
	(b)	more than 33 1/3% of such voting rights if no other shareholder of the Company (including for the avoidance of doubt the Mittal Family), acting alone or in concert, holds (directly or indirectly via companies controlled by such shareholder) more than 35% of the voting rights attached to the Shares; or
(ii)	consummation of any recapitalization, reclassification, share exchange, consolidation, merger or any other transaction or event, or series of transactions or events, pursuant to which all or substantially all of the Shares are exchanged for or converted into cash, securities or other property;
“Public Offer” means a public tender or exchange offer for the Shares according to the loi du 19 mai 2006 concernant les offres publiques d’acquisition (Luxembourg takeover law) made in circumstances in which (i) such offer has become or been declared unconditional with respect to acceptances and (ii) the aggregate of the voting rights in the Company attaching to Shares already held by the offeror and persons acting in concert with it and Shares tendered into the offer, reach (a) the majority of the voting rights of the Shares; or (b) more than 33 1/3% of such voting rights if no other shareholder of the Company (including for the avoidance of doubt the Mittal Family), acting alone or in concert, holds (directly or indirectly via companies controlled by such shareholder) more than 35% of the voting rights attached to the Shares.

A “Free-Float Event” will occur if at any time the Free Float is less than 30% of the issued and outstanding Shares on each Trading Day in a period of not less than 20 consecutive Trading Days, and where “Free Float” means all issued and outstanding Shares less the aggregate of those Shares held by the Mittal Family acting alone or in concert with others. If a Free-Float Event occurs prior to the 25th Scheduled Trading Day immediately preceding the Maturity Date, the Company will give notice thereof to the holders, the trustee and the securities administrator in accordance with the Indenture without undue delay.
Conversion Procedures
Mandatory Conversion Procedures
The issue and/or delivery of Settlement Shares by the Company upon mandatory conversion is made in lieu of any payment of principal of the Notes and will constitute a discharge of the Company from its corresponding obligation to repay the principal amount of the Notes in cash. Accordingly, except as otherwise described herein, as from the Settlement Date a holder will not have any rights in relation to the Notes other than the right to have Settlement Shares issued and/or delivered, together with the payment of the Make-whole Amount, if applicable, any Optionally Outstanding Payments and any other accrued and unpaid interest. The mandatory conversion will not apply to (i) Notes that have been declared due by a holder in accordance with “Termination Rights of the Holders” and (ii) Notes held by the Company. Notes held by the Company will be cancelled upon mandatory conversion.
For purposes of the mandatory conversion, the Notes mandatorily converted will be converted in accordance with DTC’s procedures for mandatory conversion of a beneficial interest in a Global Note.
Upon mandatory conversion, the Settlement Shares will be delivered to the holders on the Settlement Date. The Company will deliver the Settlement Shares to the Principal Conversion Agent for delivery to DTC or to its order for credit to the accounts of the relevant account holders of DTC. The Company will be discharged by delivery to, or to the order of, DTC to the extent of the number of Settlement Shares so delivered.
Upon mandatory conversion of the Notes, Settlement Shares will be ArcelorMittal New York Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by Citibank, N.A. (or its successor); provided that a holder may elect through the securities administrator’s procedures to instead receive ArcelorMittal European Registry Shares, which are held through Euroclear and held in Euroclear Netherlands with BNP Paribas Securities Services (or its successor) acting as agent on behalf of the Company or held directly on the Company’s Luxembourg shareholders’ register. If a holder does not validly elect European Registry Shares, New York Registry Shares will be delivered.
The Company will pay any documentary, stamp or similar issue or transfer tax due or fees payable to Citibank, N.A. (or its successor) upon delivery of New York Registry Shares or to BNP Paribas Securities Services (or its successor) upon delivery of European Registry Shares unless the tax or fee is due because the holder requests any Settlement Shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax or fee.

Voluntary Conversion Procedures
If a holder holds a beneficial interest in a Global Note, to exercise the Voluntary Conversion Right the holder must comply with DTC’s procedures for converting a beneficial interest in a Global Note.
To exercise the Voluntary Conversion Right with respect to a certificated Note, the holder must:

(i)	complete in all particulars and manually sign the conversion notice on the back of the Note (the “Conversion Notice”), or a facsimile of the Conversion Notice;
(ii)	deliver the Conversion Notice, which is irrevocable, and the Note to the Principal Conversion Agent by 4:00 p.m. (New York time) on the last day of the Conversion Period; and
(iii)	if required, furnish appropriate endorsements and transfer documents.
Upon fulfillment of all requirements specified above for the exercise of the Voluntary Conversion Right, the Principal Conversion Agent will verify whether the number of Notes delivered to the Principal Conversion Agent exceeds or falls short of the number of Notes specified in the Conversion Notice. In the event of any such excess or shortfall, the Principal Conversion Agent will arrange to deliver to the holder the lower of (i) such total number of Settlement Shares which corresponds to the number of Notes set forth in the Conversion Notice, or (ii) such total number of Settlement Shares which corresponds to the number of Notes in fact delivered. Any Notes delivered in excess of the number of Notes specified in the Conversion Notice will be redelivered to the holder at its cost. The Principal Conversion Agent will act in accordance with the regulations of DTC in respect of any Global Note.
The holder will be deemed the record owner of Settlement Shares as at 5:00 p.m., New York City time, on the Settlement Date. Until such time, the holder will not be entitled to any of the rights of a record holder of Shares.
In its Conversion Notice, the holder must specify whether it wishes to receive (i) ArcelorMittal New York Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by Citibank, N.A. (or its successor), or (ii) ArcelorMittal European Registry Shares, which are held through Euroclear and held in Euroclear Netherlands with BNP Paribas Securities Services (or its successor) acting as agent on behalf of the Company or held directly on the Company’s Luxembourg shareholders’ register. If no preference is specified, New York Registry Shares will be delivered.
“Voluntary Conversion Date” means the Business Day on which the Voluntary Conversion Right has been exercised in accordance with the provisions above. If such day falls after the Conversion Period, the Voluntary Conversion Right will not have been validly exercised.
Upon any exercise of the Voluntary Conversion Right the Settlement Shares to be delivered will be transferred on the Settlement Date to a securities account of the holder specified in the Voluntary Conversion Notice.
The Company will pay any documentary, stamp or similar issue or transfer tax due or fees payable to Citibank, N.A. (or its successor) upon delivery of New York Registry Shares or to BNP Paribas Securities Services (or its successor) upon delivery of European Registry Shares unless the tax or fee is due because the holder requests any Settlement Shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax or fee.
Procurement of Settlement Shares
General
The Shares to be delivered upon conversion (the “Settlement Shares”) will be subject to all provisions of the articles of association of the Company, will be fully fungible with the other existing Shares of the Company and will carry all rights attached to such Shares as from the relevant Settlement Date, it being understood that, in the event a Record Date should occur before the relevant Settlement Date, holders will not have the right to receive or to be indemnified for the dividend or any other distribution or allocation with respect to the Shares related to such Record Date (without prejudice to the right to adjustment of the Conversion Ratio described in this description).

The Company will deliver the Settlement Shares upon conversion in accordance with the terms and conditions of the Notes as described in this section II. All Settlement Shares will be, at the option of the holder, either (i) ArcelorMittal New York Registry Shares, which are registered in a New York shareholders’ register kept on behalf of the Company by Citibank, N.A. (or its successor), or (ii) ArcelorMittal European Registry Shares, which are held through Euroclear and held in Euroclear Netherlands with BNP Paribas Securities Services (or its successor) acting as agent on behalf of the Company or held directly on the Company’s Luxembourg shareholders’ register.
The Company will procure delivery of the Settlement Shares through the Principal Conversion Agent.
Inability to Deliver Settlement Shares
Should the Company become legally barred from delivering or otherwise be unable to deliver Shares upon conversion of the Notes, the rights and claims that the holders would otherwise have to convert their Notes into Shares will be suspended for the duration of such inability of the Company to deliver Shares; provided that the Notes will continue to bear interest in accordance with “Interest.” Such suspension shall not constitute a default of the Company, or any other breach of obligations under the Notes (without prejudice to holders’ rights upon a non-delivery as described under “Enforcement Events”) and shall not affect any other claim or right of the holders pursuant to terms of the Notes as described in this section II.
If as a result of an event described in “Termination Rights of the Holders” having occurred in relation to the Company, the Company is unable to deliver Settlement Shares to the holders, the claims of each holder against the Company for the delivery of Settlement Shares will be converted into a subordinated monetary claim against the Company equal to the Redemption Amount per Note.
“Redemption Amount” means the product (rounded to the nearest whole multiple of $0.01, with $0.005 being rounded upwards) of (x) the Current Market Value and (y) the Maximum Conversion Ratio (without rounding, including fractions of shares) on the last day of the 30 consecutive Trading Days’ period referred to in the definition of “Current Market Value” (subject to adjustment until the Settlement Date as set out in “Conversion Ratio Adjustments”).
“Current Market Value” means in respect of one Settlement Share the value of such Settlement Share, determined on the basis of the simple arithmetic average of the Share Prices during a period of 30 consecutive Trading Days ending on the second Trading Day prior to the day on which the event described in “Termination Rights of the Holders” occurs, provided that, if, in the reasonable determination of the Company any doubt shall arise as the appropriate determination of the Current Market Value to give the intended result, the Current Market Value shall be determined in such manner as is determined in good faith to be appropriate by an Independent Adviser to give the intended result.
The Redemption Amount will be determined by the Calculation Agent. No interest will be payable with respect to the Redemption Amount.
The Redemption Amount will fall due for payment not later than on the Business Day prior to the day on which the insolvency event occurs.
Conversion Ratio Adjustments
If any of the following events (each, an “Adjustment Event”) occur after the Issue Date:

(i)	financial transactions conferring a listed preferential subscription right or by way of free allocation of warrants to shareholders;
(ii)	increase in share capital by capitalization of reserves, profits or share premia and by distribution of bonus Shares, or reduction in share capital by decrease in the number of Shares, or a Share split or reverse Share split;
(iii)	non-cash distribution to shareholders of reserves or of share premia;
(iv)	allotment to shareholders of any bonus financial instruments of the Company other than Shares;
(v)	absorption, merger, spin-off, division (scission);
(vi)	buy-back of the Company’s Shares;
(vii)	modification of allocation of the profits of the Company through issuance of voting or non-voting preference Shares or other preferred equity instruments; or
(viii)	distribution to shareholders of a Cash Dividend,
in each case the Record Date of which falls prior to the relevant Settlement Date, the rights of the holders will be preserved until the relevant Settlement Date by adjusting each Conversion Ratio on the relevant Adjustment Date in accordance with the following provisions. Upon any adjustment to any Conversion Ratio, and with effect from the relevant Adjustment Date, each Conversion Price will be adjusted by multiplying each Conversion Price in effect immediately prior to such adjustment by a fraction, the numerator of which is the Minimum Conversion Ratio in effect immediately prior to such adjustment to the Conversion Ratio as aforesaid and the denominator of which is the Minimum Conversion Ratio as so adjusted.
In the event of an adjustment carried out in accordance with clauses (i) to (viii) above, each adjusted Conversion Ratio and each Conversion Price will be rounded to the nearest one-hundred thousandth (0.000005 being rounded upwards). Any subsequent adjustments to any Conversion Ratio (or, as the case may be, Conversion Price) will be carried out on the basis of such adjusted Conversion Ratio (or, as the case may be, Conversion Price) so rounded.
Any such adjustments will be calculated by the Calculation Agent (unless otherwise specified).

(i)	In the event of a financial transaction conferring to shareholders as a class a preferential subscription right which is admitted to trading on the Share Stock Exchange, the adjusted Conversion Ratio will be determined by multiplying the Conversion Ratio in effect immediately prior to the relevant Adjustment Date by the following formula:

Share price ex-subscription right plus the price of the subscription right
Share price ex-subscription right
For the purposes of calculating this formula, the “Share price ex-subscription right” and the “price of the subscription right” will be equal to the arithmetic average of the Share Prices and the Daily VWAPs (on the Share Stock Exchange) of the preferential subscription right (respectively) on each Trading Day falling on after the relevant Ex-Date and on which the subscription right is so traded.

In the event of a financial transaction conferring to shareholders as a class a preferential subscription right which is admitted to trading on any market or exchange other than the Share Stock Exchange, the “price of the subscription right” will be such price as is determined in good faith to be appropriate by an Independent Adviser.

(ii)	In the event of an increase in share capital by capitalization of reserves, profits or share premia which is carried out by distribution of bonus Shares to shareholders as a class, or in the event of a reduction in share capital which is carried out by a reduction in the number of Shares held by shareholders as a class, or in the event of a Share split or reverse Share split, the adjusted Conversion Ratio will be determined by multiplying the Conversion Ratio in effect immediately prior to the relevant Adjustment Date by the following formula:

Number of Shares existing after the transaction
Number of Shares existing before the transaction
For the avoidance of doubt, in the event of an increase or a decrease in share capital as aforesaid, the rights attached to any Share to be delivered to holders upon conversion of the Notes in accordance with the Indenture will be modified accordingly (including without limitation, where the Company has previously assigned a nominal value the Shares and the relevant increase of decrease in share capital results in an increase of decrease in such nominal value).

(iii) In case of a distribution of securities or assets made out of reserves or of premiums (in each case other than any Cash Dividend as referred to in clause (viii) below) to shareholders as a class, the adjusted Conversion Ratio will be determined by multiplying the Conversion Ratio in effect immediately prior to the relevant Adjustment Date by the following formula:

Value of the Share prior to the date on which the Shares are traded ex-distribution
Value of the Share prior to the date on which the Shares are traded ex-distribution minus the value of the securities or assets distributed per Share
For the purpose of calculating this formula:

(a)	the “value of the Share prior to the date on which the Shares are traded ex-distribution” will be equal to the arithmetic average of the Share Prices on each of the three consecutive Trading Days ending on (and including) the Trading Day immediately preceding the relevant Ex-Date;
(b)	the “value of the securities or assets distributed per Share”:
	(1)	if such securities or assets are traded on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction) on each of the three consecutive Trading Days preceding the relevant Ex-Date: will be equal to the arithmetic average of the Daily VWAPs of such securities or assets on each of the three consecutive Trading Days immediately preceding the relevant Ex-Date; or
	(2)	if such securities or assets are not traded on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction) on each of the three consecutive Trading Days preceding the relevant Ex-Date and:

		(A)	if such securities or assets are admitted to trading on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction) within 20 Trading Days of the relevant Ex-Date: will be equal to the arithmetic average of the Daily VWAPs of such securities or assets on each of the first three Trading Days (on which such securities or assets are so traded) comprised in such period of 20 Trading Days as aforesaid commencing on (and including) the relevant Ex-Date (or, if such securities or assets are not so traded on such Ex-Date, the immediately following Trading Day on which such securities or assets are so traded), or such lesser number of Trading Days on which such securities or assets are so traded, provided that if such number is less than 2 or if the “value of the securities or assets distributed per Share” cannot be so determined, the “value of the Share prior to the date on which the Shares are traded ex-distribution” and the “value of the securities or assets distributed per Share” shall be such values as are determined in good faith to be appropriate by an Independent Adviser; or
		(B)	if such securities or assets are not admitted to trading on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction) within
20 Trading Days of the relevant Ex-Date: will be equal to such value as is determined in good faith to be appropriate by an Independent Adviser.
(iv)	In the event of an allotment to shareholders as a class of bonus financial instruments of the Company (other than Shares, any preferential subscription rights as referred to in clause (i) above, any distribution as referred to in clause (iii) above or any Cash Dividend as referred to in clause (viii) below), the adjusted Conversion Ratio will be determined:
	(a)	if the right to receive such financial instruments is admitted to trading on the Share Stock Exchange within 20 Trading Days of the relevant Ex-Date: by multiplying the Conversion Ratio in effect immediately prior to the relevant Adjustment Date by the following formula:

Share price ex-right plus the price of the right to receive financial instruments
Share price ex-right
For the purposes of calculating this formula, the “Share price ex-right” and the “price of the right to receive financial instruments” will be equal to the arithmetic average of the Share Prices and the Daily VWAPs of the right to receive financial instruments (respectively) on each of the three consecutive Trading Days (on which the right to receive financial instruments is so traded) comprised in such period of 20 Trading Days as aforesaid commencing on (and including) the relevant Ex-Date (or, if the right to receive financial instruments is not traded, as described above, on such Ex-Date, the immediately following Trading Day on which such right is so traded), or such lesser number of Trading Days on which such right is so traded, provided that, if such number is less than 2 or if the “price of the right to receive financial instruments” cannot be so determined, the “Share price ex-right” and the “price of the right to receive financial instruments” shall be such prices as are determined in good faith to be appropriate by an Independent Adviser.

(b)	if the right to receive financial instruments is not admitted to trading on the Share Stock Exchange within 20 Trading Days of the relevant Ex-Date: by multiplying the Conversion Ratio in effect immediately prior to the relevant Adjustment Date by the following formula:

Share price ex-right plus the value of the financial instruments allocated to each Share
Share price ex-right
For the purposes of calculating this formula, the “Share price ex-right” and the “value of the financial instruments allocated to each Share” and:

(1)	if such instruments are admitted to trading on a regulated market in the European Union (or its equivalent in a non- European Union jurisdiction) within 20 Trading Days of the relevant Ex-Date: will be equal to the arithmetic average of the Share Prices and the Daily VWAPs of such instruments (respectively) on each of the three consecutive Trading Days (on which such instruments are so traded) comprised in such period of 20 Trading Days as aforesaid commencing on (and including) the relevant Ex-Date (or, if such instruments are not traded on such Ex-Date, the immediately following Trading Day on which such instruments are so traded), or such lesser number of Trading Days on which such instruments are so traded, provided that, if such number is less than two (2) or if such “value of the financial instruments allocated to each Share” cannot be so determined, the “Share price ex-right” and the “value of the financial instruments allocated to each Share” shall be such values as are determined in good faith to be appropriate by an Independent Adviser; and

(2)	if such financial instruments allocated are not traded on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction) within 20 Trading Days of the relevant Ex-Date: will be equal to such values as are determined in good faith to be appropriate by an Independent Adviser.

(v)	In the case of:
	(a)	any recapitalization, reclassification or change of the Shares (other than as referred to in clause (ii) above);
	(b)	any consolidation, merger or combination involving us;
	(c)	any division (scission) or transfert d’universalité, transfert du patrimoine professionnel or other spin-off involving us; or
	(d)	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety;
in each case, as a result of which Shares would be converted into, or exchanged for, equity instruments, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, references to the Shares for purposes of determining the consideration receivable on conversion of Notes will instead refer to the kind and amount of shares of equity instruments, other securities or other property or assets (including cash or any combination thereof) that a holder of Shares immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction, all as determined in good faith to be appropriate by an Independent Adviser.
We will execute a supplemental indenture in connection with any such transaction providing that the Notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “Conversion Ratio Adjustments” above.

(vi)	In the event that the Company makes an offer to shareholders as a class to buy back its own Shares at a price that is higher than the Market Price the adjusted Conversion Ratio will be determined by multiplying the Conversion Ratio in effect immediately prior to the relevant Adjustment Date by the following formula:

Market Price multiplied by (1 minus Pc percent)
Market Price minus (Pc percent multiplied by Buy-back Price)
For the purposes of calculating this formula:

(a)	“Market Price” means the arithmetic average of the Share Prices on each of the 3 consecutive Trading Days ending on (and including) the last Trading Day on which the Shares are traded cum the right for the Shares to be tendered into such buyback offer;
(b)	“Pc percent” means the percentage of the share capital that has been bought back; and
(c)	“Buy-back Price” means the price of Shares that are bought back.

(vii)	In the event of a modification of allocation of the profits of the Company through issuance of voting or non-voting preference shares or other preferred equity instruments, an Independent Adviser will determine in good faith the fair and reasonable adjustment (if any) to be made to the Conversion Ratio in respect thereof, taking into account, among other things, the value of the Shares prior to the change in the Company’s profit allocation, the modifications made to the allocation of the profits of the Company, the terms and conditions of the non-voting preference shares or other preferred equity instruments and the terms of the offering of such shares or instruments, provided that if such shares or instruments are offered through preferential subscription rights or by way of a free allocation, the Conversion Ratio will be adjusted only pursuant to clauses (i) or (iv) above.

(viii)
In the event of a dividend or other distribution to shareholders as a class which is paid in cash (including any dividend or distribution which is payable either in cash or in kind (including but not limited to Shares) at the option of the shareholders) (any such dividend or distribution, a “Cash Dividend”), the adjusted Conversion Ratio will be determined according to the following formula:

NCR = CR ×	SP
SP – D
where:

(a)	“NCR” means the adjusted Conversion Ratio;
(b)	“CR” means the Conversion Ratio in effect immediately prior to the Adjustment Date;
(c)	“D” means the amount (prior to any withholdings and without taking into account any applicable deductions) of such Cash Dividend (converted, if necessary, in U.S. dollars at the Prevailing Rate on the relevant Ex-Date), provided that in the case of a Cash Dividend which is a dividend or other distribution payable either in cash or in kind (including but not limited to Shares) at the option of the shareholders, the amount of such Cash Dividend shall be equal to the amount of such cash (prior to any withholdings and without taking into account any applicable deductions) as is payable per Share (i.e. disregarding the value of the in-kind property payable in lieu of such cash amount at the option of the shareholders as aforesaid); and
(d)	“SP” means the arithmetic average of the Share Prices on each of the three consecutive Trading Days ending on (and including) the Trading Day immediately preceding the relevant Ex-Date.

In the event that the Company carries out any transaction in respect of which an adjustment would not be made as specified in clauses (i) to (viii) above and if any future law or regulation should provide for an adjustment, the Company will make such adjustment in accordance with the applicable laws and regulations and with the practices used in the markets on which the Notes are traded.
If any doubt shall arise as to whether an adjustment falls to be made to the Conversion Ratio or as to the appropriate adjustment to the Conversion Ratio, and following consultation between the Company, the Calculation Agent and an Independent Adviser, a written opinion of such Independent Adviser in respect thereof shall be conclusive and binding on the Company, the trustee and the holders, save in the case of manifest error.
In the event of an adjustment to the Conversion Ratio, the Company will give notice of the adjusted Conversion Ratio (and consequently to the Conversion Price) to the holders, the trustee and the securities administrator in accordance with the Indenture within 5 Business Days following the final determination of the adjustment.
Termination Rights of the Holders
Each holder will be entitled to declare its Notes due and demand immediate redemption thereof (subject to the subordination described under “Ranking”) at the Redemption Amount, together with accrued interest (if any) to the date of repayment and Optionally Outstanding Payments, if any, in the event that the Company goes into liquidation unless this is done in connection with a merger, or other form of combination with another company and such company assumes all obligations contracted by the Company in connection with the Notes.
Any notice, including any notice declaring Notes due, in accordance with the above will be made by means of a written declaration in the English language delivered by hand or registered mail to the specified office of the Principal Paying Agent together with proof that such holder at the time of such notice is a holder of the relevant Notes by means of a certificate of its Custodian or in other appropriate manner.
If any Note is declared due for early redemption by holders pursuant to the provisions described in this “Termination Rights of the Holders,” the Voluntary Conversion Right pursuant to “Voluntary Conversion” in respect of such Note may no longer be exercised by such holder from the time of receipt of the notice of termination by the Principal Paying Agent pursuant to the immediately preceding sentence.
Paying Agents, Transfer Agent, Conversion Agents, Calculation Agent and Independent Adviser
Wilmington Trust, National Association is the trustee under the senior indenture. Citibank N.A. is the securities administrator and has been appointed by us as registrar and paying agent with respect to the senior debt securities. The trustee’s address is 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890. The securities administrator’s address is (i) solely for the purposes of the transfer, surrender or exchange of the senior debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Securities Window and (ii) for all other purposes: 388 Greenwich Street, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.
The securities administrator is the principal paying agent (the “Principal Paying Agent,” and together with any additional paying agent appointed by the Company in accordance with the below, the “Paying Agents”), the transfer agent (the “Transfer Agent”) and the principal conversion agent (the “Principal Conversion Agent,” and together with any additional conversion agent appointed by the Company in accordance with the below, the “Conversion Agents”). Conv-Ex Advisors Limited will be the calculation agent (the “Calculation Agent” and together with the Paying Agents, the Conversion Agents, and the Transfer Agent, the “Agents”).

The Company maintains banking relationships in the ordinary course of business with the trustee, the securities administrator and their affiliates.
The Company will procure that there will at all times be a Principal Paying Agent, a Principal Conversion Agent and a Calculation Agent. The Company is entitled to appoint other banks of international standing as Agents, or, in the case of the Calculation Agent only, the Company may appoint a financial advisor with appropriate expertise. Furthermore, the Company is entitled to terminate the appointment of any Agent. In the event of such termination or such Agent being unable or unwilling to continue to act as Agent in the relevant capacity, the Company will appoint another bank of international standing, or, in the case of the Calculation Agent only, another financial advisor with appropriate expertise as Agent in the relevant capacity. Such appointment or termination will be published without undue delay in accordance with the Indenture, or, should this not be possible, be published in another appropriate manner.
Adjustments to the Conversion Ratio calculated by the Calculation Agent or, where applicable, an Independent Adviser and any other determinations made by the Calculation Agent or, where applicable, an Independent Adviser, or an opinion of an Independent Adviser, pursuant to the Indenture shall in each case be made in good faith and shall be final and binding (in the absence of manifest error) on the Company, the holders, the Calculation Agent (in the case of a determination by an Independent Adviser), the trustee and the securities administrator.
The Calculation Agent is acting exclusively as an agent for, and upon request from, the Company. Neither the Calculation Agent (acting in such capacity) nor any Independent Adviser appointed in connection with the Notes (acting in such capacity), shall have any relationship of agency or trust with, nor shall the Calculation Agent (acting in such capacity) nor any Independent Adviser appointed as aforesaid shall (to the fullest extent permissible by law) be liable nor shall they incur any liability as against, the holders, the trustee or the securities administrator.
The Calculation Agent may, subject to the provisions of the calculation agency agreement to be entered into between the Company and the Calculation Agent at the latest on the Issue Date, consult on any matter (including but not limited to, any legal matter), with any legal or other professional adviser and it shall be able to rely upon, and it shall not be liable and shall incur no liability as against the Company, the holders, the trustee or the securities administrator in respect of anything done, or omitted to be done, relating to that matter in good faith in accordance with that adviser’s opinion.
Notices
As long as Notes in global form are outstanding, notices to be given to holders of the Notes will be given to DTC, in accordance with its applicable procedures from time to time. Otherwise, notices to the holders will be provided to the addresses that appear on the security register of the Notes. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.
Issue of Additional Notes
The Company reserves the right from time to time without the consent of the holders to issue additional Notes with identical terms (save for inter alia the issue date), so that the same will be consolidated, form a single issue with and increase the aggregate principal amount of these Notes; provided that if such additional Notes are not fungible with the original Notes for United States federal income tax purposes, the additional Notes will have a CUSIP, ISIN, or other identifying number that differs from that of the original Notes. The term “Notes” will, in the event of such increase, also comprise such additionally issued Notes. The Company will provide notice of any such issue.

Payments
Subject to any applicable abandoned property law, the securities administrator and the paying agent will distribute to the Company upon request any money held by them for the payment of principal of, premium or interest on the subordinated debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.
Consolidation, Merger, Conveyance or Transfer
Notwithstanding anything in the Base Prospectus to the contrary, so long as any of the Notes are outstanding, the Company will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer all or substantially all of its properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i)	the Person formed by such consolidation or into which the Company is merged, or the Person which acquired all or substantially all of the Company’s properties and assets, expressly assumes pursuant to a supplemental indenture as provided for in the Indenture the due and punctual payment of interest on and delivery of the consideration due upon conversion of the Notes and the performance or observance of every covenant of the Indenture on the Company’s part to be performed or observed;
(ii)	immediately after giving effect to such transaction, no Enforcement Event has occurred and is continuing; and
(iii)	the Person formed by such consolidation or into which the Company is merged, or the Person which acquired all or substantially all of the Company’s properties and assets, delivers to the trustee and the securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of legal counsel of recognized standing, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture referenced in clause (i) above comply with the Indenture and that all conditions precedent in the Indenture relating to the transaction have been complied with and, immediately after giving effect to the transaction, no Enforcement Event has occurred and is continuing, except that such certificate and opinion will not be required in the event that any such consolidation, merger, conveyance or transfer is made by any court or tribunal having jurisdiction over the Company, its properties and its assets.
Modification and Amendment
The Base Indenture provides that it may be amended or modified without the consent of any holder of subordinated debt securities issued thereunder in order, among other things:
–to cure any ambiguity, defect or inconsistency;
–to provide for the issuance of additional subordinated debt securities in accordance with the limitations set forth in the subordinated indenture as of the date thereof;

–to add to the covenants of the Company, for the benefit of holders of all or any series of subordinated debt securities or to surrender any power or right conferred upon the Company;
–to add or modify for the benefit of the holders of all or any series of subordinated debt securities any events of default;
–to provide for the assumption by a successor company of our obligations under the subordinated debt securities and the subordinated indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;
–to comply with any requirements of the SEC in connection with qualifying the subordinated indenture under the Trust Indenture Act; or
–to correct or add any other provisions with respect to matters or questions arising under the subordinated indenture, provided that such action will not adversely affect the interests of the holders of the subordinated debt securities of any series in any material respect.
Modifications and amendments of the subordinated indenture may be made by the Company, the Trustee and the Securities Administrator with the consent of the holders of a majority in principal amount of the subordinated debt securities of each affected series then outstanding under the subordinated indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive any past default under the subordinated indenture affecting such series, except an uncured default in the payment of principal of or interest on such series of subordinated debt securities or an uncured default relating to a covenant or provision of the subordinated indenture that cannot be modified or amended without the consent of each affected holder.
Notwithstanding the foregoing provisions, in addition to the other limitations above, no supplemental indenture may, without the consent of each holder of an outstanding Note affected by such supplemental indenture:

(1)	make any change that adversely affects the conversion rights of any of the Notes; or
(2)	reduce the Redemption Amount of any Note or amend or modify in any manner adverse to the holders of Notes the Company’s obligation to make such redemption, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.
In addition to the other permitted amendments described above, the Company, the Trustee and the Securities Administrator may amend or supplement the Indenture or the Notes without notice to or the consent of any holder to:

(1)	add guarantees with respect to the Notes; or
(2)	conform the provisions of the Indenture to the “Description of the Notes” section in the Prospectus Supplement.
The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it will be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, the Company will give to the holders affected by such amendment, supplement or waiver a notice in accordance with the Indenture briefly describing such amendment, supplement or waiver. The Company will mail supplemental indentures to holders upon request. Any failure of the Company to mail such notice, or any defect in such notice, will not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Without the consent of each holder of an outstanding subordinated debt security affected, no amendment may, among other things:
–modify the stated maturity of the subordinated debt securities (if any) or the dates on which interest is payable in respect of the subordinated debt securities;
–change the method in which amounts of payments of principal or any interest thereon is determined;
–reduce the principal amount of, or interest on, the subordinated debt securities;
–reduce the premium payable upon redemption;
–change the obligation of the Company to pay Additional Amounts,
–change the currency of payment of the subordinated debt securities;
–change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in the subordinated indenture;
–impair the right of the holders of subordinated debt securities to institute suit for the enforcement of any payment on or after the date due;
–reduce the percentage in principal amount of the outstanding subordinated debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of the subordinated indenture or defaults under the subordinated indenture and their consequences;
–modify the provisions of the subordinated indenture with respect to the subordination of the subordinated debt securities in a manner adverse to any holder; and
–modify the provisions of the subordinated indenture regarding the quorum required at any meeting of holders.
Special Rules for Action by Holders
When holders take any action under the subordinated indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee or the securities administrator an instruction, the Company will apply the following rules.
Only Outstanding Subordinated Debt Securities are Eligible
Only holders of outstanding subordinated debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding subordinated debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a subordinated debt security will not be “outstanding” if it has been cancelled or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, subordinated debt securities held by the Company or any other obligor on the subordinated debt securities or any affiliates of the Company or any such obligor are not considered outstanding.
Determining Record Dates for Action by Holders
The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the subordinated indenture. In some limited circumstances, only the trustee or securities administrator will be entitled to set a record date for action by holders. If the Company, the trustee or securities administrator set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee or the securities administrator specifies if it sets the record date. The Company, the trustee or the securities administrator, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.
Enforcement Events
The provisions of the Base Indenture with respect to events of default do not apply to the Notes. Each of the events described in clauses (i) and (ii) below is an “Enforcement Event.”

(i)
Non-payment: If (a) any amount of interest on (including Optionally Outstanding Payments) or any other payment due in respect of any Note will not be paid on the due date thereof (without prejudice to the Company’s right to defer payment of interest) and such non-payment is not remedied within a period of 20 days or (b) any Settlement Shares are not delivered on the relevant Settlement Date (or the Settlement Date that would have occurred without regard to the Company’s right to suspend conversion during periods when it is unable to deliver Settlement Shares as described under “Inability of the Company to Deliver Shares”) and such non-delivery is not remedied within a period of 60 days, then, in the case of (a) or (b), the trustee, on behalf of the holders of the Notes, may, at its discretion, or shall at the direction of holders of 25% of the aggregate principal amount of outstanding Notes, subject to any applicable laws, institute proceedings for the bankruptcy of the Company and/or prove in any bankruptcy (or other insolvency proceedings) of the Company in respect of any payment or delivery, as the case may be, obligations of the Company arising under the Notes, but may take no other action in respect of such non-payment.

(ii)
Bankruptcy, Dissolution or Liquidation: If a judgment is issued for the bankruptcy (faillite), dissolution or liquidation (liquidation judiciaire) of the Company or the Company is wound-up, dissolved or liquidated for any other reason, in each case, other than for the purposes of or pursuant to a merger, amalgamation, reorganization, division or restructuring while solvent, where the (or a) continuing entity assumes substantially all of the assets and obligations of the Company (including, for the avoidance of doubt, the Notes), each holder will be entitled to declare its Notes due and demand immediate redemption thereof at the Redemption Amount, together with accrued interest (if any) to the date of repayment and Optionally Outstanding Payments (if any).

However, neither the trustee nor any holder of a Note may take any other action in respect of an Enforcement Event, and in particular may not take any other action that would influence the outcome of a bankruptcy proceeding or restructuring outside bankruptcy.
In addition, following a judgment for bankruptcy, dissolution or liquidation of the Company, if such judgment that would otherwise constitute an Enforcement Event is overturned on appeal or otherwise validly nullified, then such judgment will be deemed to have never constituted an Enforcement Event and the Notes will be deemed to have not become due and repayable as a result thereof.

Satisfaction and Discharge
The provisions of the Base Indenture with respect to satisfaction and discharge do not apply to the Notes. Instead, the Company may satisfy and discharge its obligations under the Indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the securities administrator or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash and (in the case of conversion) Shares, if applicable, sufficient to pay or convert all of the outstanding Notes and paying all other sums payable under the Indenture by the Company. Such discharge is subject to terms contained in the Indenture.
Form; Clearance and Settlement
The Notes are evidenced by the global Notes (each a “Global Note”) deposited with the securities administrator as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee. Record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.
Ownership of beneficial interests in a Global Note is limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the Global Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.
So long as Cede & Co., as nominee of DTC, is the registered owner of the Global Notes, Cede & Co. for all purposes will be considered the sole holder of the Global Notes. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer or pledge a beneficial interest in the Global Notes to such persons may be limited.
The Company will wire, through the facilities of the securities administrator, any payments on the Global Notes to Cede & Co., the nominee for DTC, as the registered owner of the Global Notes. The Company, the trustee, the securities administrator and any paying agent will have no responsibility or liability for paying amounts due on the Global Notes to owners of beneficial interests in the Global Notes.
It is DTC’s current practice, upon receipt of any payment of principal of, and interest on the Global Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Notes represented by the Global Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”
If a holder would like to convert Notes into Shares pursuant to the terms of the Notes, the holder should contact the holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.
Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge the holder’s interest in the Notes represented by Global Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

None of the Company, the trustee, or the securities administrator (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes, including, without limitation, the presentation of Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the Global Notes are credited and only for the principal amount of the Notes for which directions have been given.
Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Notes to be issued in definitive registered form in exchange for the Global Notes. In addition, beneficial interests in a Global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures. None of the Company, the trustee, the securities administrator or any of the Company’s, the trustee’s or the securities administrator’s respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.
Any Note that is exchangeable pursuant to the second preceding sentence is exchangeable for Notes registered in the names which DTC will instruct the securities administrator. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that Global Note. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.
According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
None of the securities administrator, the trustee or any conversion agent shall at any time be under any duty or responsibility to any holder of Notes to determine or calculate currency conversion rates, to determine whether any facts exist which may require any adjustment of a conversion rate, or to confirm the accuracy of any such adjustment when made or the appropriateness of the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. None of the securities administrator, the trustee or any conversion agent shall be accountable with respect to the validity or value (or the kind or amount) of any shares of stock or of any other securities or property that may at any time be issued or delivered upon the conversion of any Notes; and none of the securities administrator, the trustee or any conversion agent make any representations with respect thereto. None of the securities administrator, the trustee or any conversion agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of stock or stock certificates or other securities or property or cash upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in the Indenture. The rights, privileges, protections, immunities and benefits given to the securities administrator or the trustee, including without limitation each of their rights to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the securities administrator or the trustee in each of its capacities hereunder, including its capacity as a conversion agent.

Exchange and Purchase
ArcelorMittal may at any time make offers to the holders to exchange their subordinated debt securities for other bonds or subordinated debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase subordinated debt securities in the open market or otherwise at any price.

Cancellation
All subordinated debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all subordinated debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold.
Governing Law

The Notes will be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the provisions of articles 470-1 to 470-19 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the Notes.
Consent to Jurisdiction
ArcelorMittal has irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal suit, action or proceeding arising out of or in relation to the subordinated indenture or the subordinated debt securities, and agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and has waived, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.
Other Provisions
The form and content of the Notes and the rights and duties of the holders and the Company is in all respects governed by the laws of the State of New York.
There are no restrictions on the rights of Luxembourg or non-Luxembourg residents to own the Notes.
The Company undertakes, so long as any Notes are outstanding, not to repay its share capital, nor to alter its articles of association with respect to the distribution of profits to shareholders. For the avoidance of doubt, the Company may create voting or non-voting preference shares or other preferred equity instruments, pursuant to the provisions of the law of August 10, 1915 relating to commercial companies, provided that the rights of the holders of Notes are protected as described under “Conversion Ratio Adjustments.”
Any holder may in any proceedings against the Company or to which the holder and the Company are parties protect and enforce in its own name its rights arising under its Notes on the basis of:

(i)	a certificate issued by its Custodian (a) stating the full name and address of the holder, (b) specifying the aggregate principal amount of Notes credited on the date of such statement to such holder’s securities account(s) maintained with its Custodian and (c) confirming that its Custodian has given a written notice to the Clearing System and the Principal Paying Agent containing the information specified in (a) and (b) and bearing acknowledgements of the Clearing System and the relevant account holder in the Clearing System; and
(ii)	a copy of the Global Note, certified as being a true copy by a duly authorized officer of the Clearing System or the Principal Paying Agent and the Principal Conversion Agent; or
(iii)	any other means of proof permitted in legal proceedings in the country of enforcement.
Certain Defined Terms
In this section II, the following terms have the following meanings:
“Accelerated Mandatory Conversion Date” has the meaning set out in “Mandatory Conversion— Accelerated Mandatory Conversion.”
“Accelerated Mandatory Conversion Event” has the meaning set out in “Mandatory Conversion— Accelerated Mandatory Conversion.”
“Additional Amounts” has the meaning set out in “Taxation; Additional Amounts.”
“Additional Interest Amount” has the meaning set out in “Interest—Optional Deferral of Interest Payments.”
“Adjustment Date” means the Ex-Date in respect of the relevant Adjustment Event, or, if later, the first date on which the adjustment is capable of being determined in accordance with the provisions set out in “Conversion Ratio Adjustments.”
“Agents” has the meaning set out in “Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”
“Applicable Accounting Standards” means the International Financial Reporting Standards as adopted by the European Union, as amended from time to time.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York, Paris, Luxembourg or Amsterdam or a place of payment (which will have been notified in writing to the trustee and the securities administrator) are generally closed for business.
“Calculation Agent” has the meaning set out in “Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”
“Calculation Period” means:

(i)	in the case of mandatory conversion of the Notes pursuant to “Mandatory Conversion—Mandatory Conversion on the Maturity Date,” the 20 consecutive Trading Days commencing on the 22nd Scheduled Trading Day preceding the Maturity Date, or, if such day is not a Trading Day, the following Trading Day; and

(ii)	in the case of voluntary conversion of the Notes during a Special Voluntary Conversion Period, the 15 consecutive Trading Days immediately preceding the relevant Voluntary Conversion Date.
“Change of Control” has the meaning set out in “Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”
“Clearing System” means Euroclear and Clearstream Luxembourg.
“Compulsory Payment Event” means the occurrence of any of the following events:

(i)	the shareholders of the Company or any Subsidiary of the Company have resolved at the annual general meeting on the proposal by the Board of Directors to pay or distribute a dividend or make a payment on any Junior Securities or the Board of Directors of the Company or any Subsidiary of the Company has
declared the payment or distribution of, an interim dividend in respect of any Junior Securities, in each case other than (x) a dividend, distribution or payment which is made in the form of the further issuance of any Junior Securities; or (y) a dividend, distribution or payment on any Junior Securities which is made to the Company or another member of the Group;

(ii)	the Company or any Subsidiary of the Company has, directly or indirectly, declared or made any discretionary distribution payment on any Parity Security (it being understood that any payment of interest (other than a payment of accrued interest upon a voluntary conversion into Shares) on any Parity Security that permits optional deferral of interest is a Compulsory Payment Event); or

(iii)	the Company or any Subsidiary of the Company redeems Junior Securities or Parity Securities or the Company or any Subsidiary of the Company repurchases or otherwise acquires any Junior Securities or Parity Securities (other than (u) in connection with any existing or future buy-back program, share option or free share allocation plan or any employee benefit plans or similar arrangements with or for the benefit of employees, officers, directors or consultants, (v) as a result of the exchange or conversion of one class of Junior Securities or Parity Securities for another class, (w) in the case of Parity Securities only, such redemption or acquisition is below par, (x) in connection with any repurchase or acquisition of Junior Securities or Parity Securities from other companies in the Group, (y) in the event that the Company or any Subsidiary of the Company receives Junior Securities or Parity Securities as consideration for a sale of assets to third parties, or (z) a repurchase in connection with any obligation of the Company or any Subsidiary of the Company to deliver at least an equal nominal amount of Junior Securities to the holders of any convertible or exchangeable bond issued by the Company or any Subsidiary of the Company (whether or not any holder of such convertible or exchangeable bond exercises its conversion or exchange right), except in each case (i), (ii) and (iii) above if the Company or the relevant Subsidiary is obliged under the terms and conditions of such Junior Securities or Parity Securities to make such payment, such redemption, such repurchase or such other acquisition.
“Consolidated Financial Statements” means the Company’s most recently published:

(i)	audited annual consolidated financial statements, as approved by our Board of Directors and audited by an independent auditor; or, as the case may be,

(ii)	unaudited (but subject to a “review” from an independent auditor) condensed consolidated half-year financial statements, as approved by our Board of Directors, in each case prepared in accordance with Applicable Accounting Standards.
“Conversion Agents” has the meaning set out in “Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”
“Conversion Date” means an Accelerated Mandatory Conversion Date, an Optional Mandatory Conversion Date or a Voluntary Conversion Date, and the Maturity Date.
“Conversion Notice” has the meaning set out in “Conversion Procedures—Voluntary Conversion Procedures.”
“Conversion Period” means the period from, and including, the Issue Date to, and including, the earlier of the following days:

(i)	the 25th Scheduled Trading Day prior to the Maturity Date; and

(ii)	if the day pursuant to subparagraph (i) falls within an Excluded Period, the first Business Day prior to the beginning of such Excluded Period.
“Conversion Price” means each of the Minimum Conversion Price and the Maximum Conversion Price.
“Conversion Ratio” means each of the Maximum Conversion Ratio and the Minimum Conversion Ratio.
“Current Market Value” has the meaning set out in “Procurement of Settlement Shares—Inability to Deliver Settlement Shares.”
“Custodian” means any bank or other financial institution with which a holder maintains a securities account in respect of any Notes and having an account maintained with the Clearing System.
“Daily Relevant Conversion Ratio” has the meaning set out in “Mandatory Conversion—Mandatory Conversion on the Maturity Date.”
“Daily VWAP” means, in respect of the Share or any other security, right or asset, on any Trading Day, the volume-weighted average price thereof on the Share Stock Exchange (or, in the case of any other security, right or asset, the principal market or exchange on which such other security, right or asset are then listed, quoted or admitted for trading in respect thereof (unless otherwise specified)) on such Trading Day as appearing on Bloomberg page HP (or any successor page) (using the setting “Weighted Average Line” (or any successor setting)) (and for the avoidance of doubt, such page in respect of the Share is, as at the Issue Date, MT NA Equity HP) or, if unavailable, the volume-weighted average price of a Share, or as the case may be, such other security, right or asset, on the Share Stock Exchange (or, in the case of any other security, right or asset, the principal market or exchange on which such other security, right or asset are then listed, quoted or admitted for trading in respect thereof (unless otherwise specified)) on such Trading Day as published or derived from such other source as is determined to be appropriate by an Independent Adviser, in each case converted if necessary into U.S. dollars at the Prevailing Rate on such Trading Day, or, (in the case of the Share) if the Shares are not listed on the Stock Exchange, as reasonably determined to be appropriate by an Independent Adviser; providedthat, if at any time during any averaging period (other than the relevant Calculation Period for the purposes of determining any Relevant Conversion Ratio or Relevant Event Conversion Ratio) described under this section II, the Shares will have been quoted ex-dividend, ex-distribution or ex-any other entitlement to another security or asset and during some other part of such period will have been quoted cum-dividend, cum-distribution or cum any other entitlement to another security or asset, then the Share Price on each Trading Day during such period on which the Shares will have been quoted cum-dividend, cum-distribution or cum any other entitlement to another security or asset will, for the purpose of this definition, be deemed to be the price determined as provided above thereof reduced by an amount equal to the value (converted if necessary into U.S. dollars at the Prevailing Rate on such Trading Day) of such dividend, distribution or other entitlement per Share (as determined by (where the dividend, distribution or other entitlement per Share comprises solely cash) the Calculation Agent or (in any other case) an Independent Adviser).
“DTC” means The Depository Trust Company.
“Enforcement Event” has the meaning set out in “Enforcement Events.”
“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System.
“Ex-Date” means in respect of any distribution, dividend or other right or entitlement, the first Trading Day on which the Shares are traded ex- such distribution, dividend, or other right or entitlement (or, in the case of any event as referred to in clause (v), (vi) or (vii) as set out in “Conversion Ratio Adjustments.”, such date as is determined in good faith to be appropriate by an Independent Adviser).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Period” means any of the following periods:

(i)	in connection with any shareholders’ meeting of the Company, the period from, and including, the 21st day prior to such shareholders’ meeting to, but excluding, the Business Day following such shareholders’ meeting;

(ii)	a period of 14 days ending on the last day of the Financial Year of the Company; and

(iii)	a period commencing on the day on which an offer by the Company to its shareholders inviting them to subscribe to shares, warrants on its own shares or notes with conversion or option rights or obligations or profit participation rights (including but not limited to offers regarding spin-offs) is published, and ending on the last day of the subscription period (both dates inclusive).
other than, in each case, any day or period comprised in any of the aforementioned periods which falls during a Special Voluntary Conversion Period.
“Financial Year” means the financial year as set out in the Company’s articles of association.
“Free-Float Event” has the meaning set out in “Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”
“Global Note(s)” has the meaning set out in “Form; Clearance and Settlement.”
“Group” means the Company and its Subsidiaries taken as a whole.
“Independent Adviser” means an independent investment banking firm (or financial adviser with appropriate expertise) of international reputation, which may be the Calculation Agent, selected by the Company and appointed by it at its own expense.
“Interest Payment Date” has the meaning set out in “Interest—Interest Rate.”
“Issue Date” has the meaning set out in “Interest—Interest Rate.”
“Issuer” means ArcelorMittal.
“Junior Securities” has the meaning set out in “Ranking.”
“Make-whole Amount” or “M” has the meaning set out in “Mandatory Conversion—Accelerated Mandatory Conversion.”
“Make-whole Reference Date” means the first date of public announcement of a Relevant Event.
“Mandatory Interest Payment Date” means the earliest of:

(i)	the date falling 10 Business Days after the date on which a Compulsory Payment Event has occurred;

(ii)	the next interest payment date on which the Company elects to pay Optionally Outstanding Payments, so long as the Company has validly given not less than ten nor more than 15 Business Days’ notice as set forth under the Indenture;

(iii)	the date on which the Company fails to pay any amount due under the Notes other than pursuant to an election not to pay interest pursuant to “Interest—Optional Deferral of Interest Payments” above;

(iv)	the date on which an Enforcement Event occurs;

(v)	the Maturity Date, in the case of a mandatory conversion of Notes pursuant to “Mandatory Conversion—Mandatory Conversion on the Maturity Date”;

(vi)	the Settlement Date of any other mandatory conversion of Notes; and

(vii)	the Settlement Date for any conversion of Notes during a Special Voluntary Conversion Period.
“Maturity Date” means May 18, 2023.
“Maximum Conversion Price” means initially $10.89 per Share subject to adjustment as provided for in “Conversion Ratio Adjustments,” in which case “Maximum Conversion Price” means the Maximum Conversion Price as adjusted from time to time.
“Maximum Conversion Ratio” means, with respect to each Note, initially 2.69687 Shares (equal to $25 divided by the Minimum Conversion Price), subject to adjustment from time to time as provided for in “Conversion Ratio Adjustments.”
“Minimum Conversion Price” means initially $9.27 per Share subject to adjustment as provided for in “Conversion Ratio Adjustments,” in which case “Minimum Conversion Price” means the Minimum Conversion Price as adjusted from time to time.
“Minimum Conversion Ratio” means, with respect to each Note, initially 2.29521 Shares (equal to $25 divided by the Maximum Conversion Price), subject to adjustment from time to time as provided for in “Conversion Ratio Adjustments.”
“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).
“Note(s)” has the meaning set out in “Principal and Denomination.”
“Optional Mandatory Conversion Date” has the meaning set out in “Mandatory Conversion—Early Mandatory Conversion at the Option of the Company.”
“Optionally Deferred Payments” has the meaning set out in “Interest—Optional Deferral of Interest Payments.”
“Optionally Outstanding Payments” has the meaning set out in “Interest—Optional Deferral of Interest Payments.”
“Parity Securities” has the meaning set out in “Ranking.”
“Paying Agents” has the meaning set out in “Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”
“Person” means any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality).

“Prevailing Rate” means, in respect of any pair of currencies on any day, the spot mid-rate of exchange between the relevant currencies prevailing as at 12 noon (New York time) on that date (for the purpose of this definition, the “Original Date”) as appearing on or derived from Bloomberg page BFIX (or any successor page) in respect of such pair of currencies, or, if such a rate cannot be so determined, the rate prevailing as at 12 noon (New York time) on the immediately preceding day on which such rate can be so determined, provided that if such immediately preceding day falls earlier than the fifth day prior to the Original Date or if such rate cannot be so determined (all as determined in good faith by the Calculation Agent), the Prevailing Rate in respect of the Original Date shall be the rate determined in such other manner as an Independent Adviser shall consider appropriate.
“Principal Conversion Agent” has the meaning set out in “Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”
“Principal Paying Agent” has the meaning set out in “Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”
“Public Offer” has the meaning set out in “Voluntary Conversion upon the Occurrence of a Relevant Event.”
“Rating Event” has the meaning set out in “Mandatory Conversion—Accelerated Mandatory Conversion.”
“Record Date” means the date by reference to which the holding of Shares in the Company is determined for purposes of assessing to which shareholders a dividend, a distribution or an allocation, whether declared or resolved on such date or previously declared or resolved, should be paid or delivered (or, in the case of any event referred to in clause (v), (vi) or (vii) as set out in “Conversion Ratio Adjustments”, such date as is determined in good faith to be appropriate by an Independent Adviser).
“Redemption Amount” has the meaning set out in “Procurement of Settlement Shares—Inability to Deliver Settlement Shares.”
“Relevant Conversion Ratio” or “RelCR” has the meaning set out in “Mandatory Conversion—Mandatory Conversion on the Maturity Date.”
“Relevant Event” has the meaning set out in “Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”
“Relevant Event Conversion Ratio” or “RelEvCR” has the meaning set out in “Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”
“Relevant Jurisdiction” has the meaning set forth in “Taxation; Additional Amounts.”
“Scheduled Trading Day” means a day (other than a Saturday or a Sunday) that is scheduled to be a trading day on the Share Stock Exchange (other than any day on which the Share Stock Exchange is scheduled to close prior to its regular closing time).
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Creditors” has the meaning set out in “Ranking.”
“Settlement Date” means the date for the delivery of any Settlement Shares as described under this section II, which will be:

(i)	in the case of mandatory conversion pursuant to “Mandatory Conversion—Mandatory Conversion on the Maturity Date,” the later of the Maturity Date or the third Business Day following the relevant Calculation Period;

(ii)	in the case of mandatory conversion pursuant to “Mandatory Conversion—Accelerated Mandatory Conversion,” the Accelerated Mandatory Conversion Date;

(iii)	in the case of mandatory conversion pursuant to “Mandatory Conversion—Early Mandatory Conversion at the Option of the Company,” the Optional Mandatory Conversion Date;

(iv)	in the case of voluntary conversion pursuant to “Voluntary Conversion—Voluntary Conversion at the Option of the Holder,” the sixth Business Day following the relevant Voluntary Conversion Date; or

(v)	in the case of voluntary conversion pursuant to “Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event,” the third Business Day following the relevant Voluntary Conversion Date;
in each case provided that if a Settlement Disruption Event occurs on the Settlement Date, and delivery of any Settlement Shares cannot be effected on the Settlement Date, then the Settlement Date with respect to such Settlement Shares will be postponed until the first succeeding Business Day on which delivery of the Settlement Shares can take place through DTC or in any other commercially reasonable manner.
“Settlement Disruption Event” means an event beyond the control of the Company as a result of which DTC cannot settle the book-entry transfer of the relevant Settlement Shares.
“Settlement Shares” has the meaning set out in “Procurement of Settlement Shares—General.”
“Share Price” means on any Trading Day the Daily VWAP in respect of the Shares on such Trading Day.
“Shares” means the new or existing ordinary shares of the Company.
“Special Voluntary Conversion Period” has the meaning set out in “Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”
“Share Stock Exchange” means Euronext Amsterdam, or if the Shares cease to be listed on such exchange, Euronext Paris, or if the Shares cease to be listed on Euronext Paris, the principal United States national securities exchange on which the Shares are listed, quoted or traded, or if not listed on a United States national securities exchange, the principal other market or exchange on which the Shares are then listed, quoted or admitted for trading.
“Subsidiary” means:

(i)	an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(ii)	in relation to the Company, an entity that fulfills the definition in paragraph (i) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

“Trading Day” means any day (other than a Saturday or a Sunday) when the Share Stock Exchange quotes the Shares for the entire trading day (other than any day on which the Share Stock Exchange is scheduled to close or does close prior to its regular closing time).
“Transfer Agent” has the meaning set out in “Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”
“United States” means the United States of America (including the States and the District of Columbia), its territories and possessions and other areas subject to its jurisdiction.
“Voluntary Conversion Date” has the meaning set out in “Conversion Procedures—Voluntary Conversion Procedures.”
“Voluntary Conversion Right” has the meaning set out in “Voluntary Conversion—Voluntary Conversion at the Option of the Holder.”